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                                                                    Exhibit 99.3

Information

                       LOCKHEED MARTIN CORPORATION PRICES
                 $850 MILLION OF CONVERTIBLE DEBENTURES DUE 2033

BETHESDA, Md., August 8, 2003 -- Lockheed Martin Corporation (NYSE: LMT) today announced an agreement, subject to standard closing conditions, for the sale of $850 million aggregate principal amount of its floating rate convertible debentures due 2033. Lockheed Martin intends to use the net proceeds for general corporate purposes, which may include debt reduction, working capital, capital expenditures or acquisitions.

The debentures will bear interest at a floating rate equal to 3-month LIBOR minus 0.25%, payable in cash, quarterly in arrears, commencing November 15, 2003 until August 15, 2008. After August 15, 2008, Lockheed Martin will not pay regular interest on the debentures. Instead, the principal amount of the debentures will accrete at a rate equal to 3-month LIBOR minus 0.25%. In addition, the Corporation will pay contingent interest from and after August 15, 2008 under certain circumstances.

The holders have the right to convert the debentures into Lockheed Martin common stock if (i) prior to August 15, 2028, during any quarter in which the last reported sale price of common stock is greater than or equal to 130% of the applicable conversion price for a specified period ending on the last trading day of the previous calendar quarter, (ii) after August 15, 2028, the last reported sale price of common stock is greater than or equal to 130% of the applicable conversion price on any day, (iii) the trading price per debenture falls below 98% of the product of the last reported sale price of common stock and the applicable conversion rate for a period of five consecutive trading days, (iv) the debentures are called for redemption, (v) the Corporation takes certain actions, or (vi) Standard & Poor's and Moody's assign credit ratings below Ba1 or BB+ , respectively, or both ratings are withdrawn. The initial conversion price is $75.79 per share. The initial conversion rate is 13.1939 shares per $1,000 principal amount and is subject to adjustment. Upon conversion, Lockheed Martin has the right to deliver shares of common stock, cash or a combination.

Lockheed Martin may not redeem the debentures prior to August 15, 2008. Thereafter, the debentures may be redeemed for cash at their accreted principal amount plus any accrued and unpaid interest. In addition, holders have the right to require the purchase of their debentures for cash at the accreted principal amount plus any accrued and unpaid interest on August 15, 2008, 2013, 2018, 2030 or 2028, and upon certain events.

The initial purchasers will have an option to purchase, within 13 days of closing, an additional $150 million of the debentures.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The debentures were offered only to qualified institutional buyers pursuant to Rule 144A. The debentures have not been registered under the Securities Act of 1933, or state securities laws and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

Headquartered in Bethesda, Md., Lockheed Martin employs about 125,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services.

NOTE: The statements in this press release that are not historical statements, including statements regarding Lockheed Martin's agreement to sell debentures and expectations about the use of funds, are considered forward-looking statements under federal securities laws. These statements are subject to risks, uncertainties and other factors, which could cause actual performance to be materially different from those expressed or implied by the statements. Please see the Corporation's 2002 Form 10-K and first and second quarter 2003 Form 10-Q filed with the SEC (www.sec.gov) for a description of possible factors that may
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affect these statements. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release. Lockheed Martin expressly disclaims a duty to provide updates to forward-looking statements to reflect the occurrence of subsequent events or changed circumstances.

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Investor Contact:
               James Ryan, (301) 897-6584, james.r.ryan@lmco.com
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               Randa Middleton, 301-897-6455; e-mail, randa.c.middleton@lmco.com
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Media Contact:
               Meghan Mariman, 301-897-6195; email, meghan.mariman@lmco.com
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        For additional information on Lockheed Martin Corporation, visit:
                          http://www.lockheedmartin.com
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